September 15, 2005

Mr. Scott Lodin

Dear Scott:

WHEREAS, Scott Lodin (“Lodin”) and Andrx Corporation (“Andrx”) (collectively, “the parties”), entered into an employment agreement (“Employment Agreement”) on or about September 29, 2001; and

WHEREAS, Lodin is an experienced attorney, has carefully reviewed the terms and provisions contained in this document (“Separation Agreement”), has reviewed this Separation Agreement with his own attorney, and thereafter acknowledges receipt of good and valuable consideration under this Separation Agreement sufficient to validate all promises Lodin makes herein and obligations he has pursuant to this Separation Agreement;

The parties, in consideration of and compliance with the provisions and covenants set forth in this Separation Agreement, have agreed as follows.

1 Separation Payments. In compliance with Section 6(c) and Section 7 of Lodin’s Employment Agreement, Andrx will pay Lodin his current salary, accrued vacation pay and personal days, less all taxes and other amounts required to be withheld, if any, through September 15, 2005 (“Separation Date”). Provided that Lodin has not revoked this Separation Agreement pursuant to Section 8 hereof, within three (3) days thereafter, Lodin will receive: one million, nine hundred and ninety-five thousand, eight hundred twenty dollars and fifty-three cents ($1,995,820.53) (“Separation Compensation”), in one lump sum payment, less all taxes and other amounts required to be withheld, if any; such Separation Compensation being the sum of three (3) times the highest annual salary and annual bonus Lodin received during the last three years.

Lodin will also receive, in further compliance with his Employment Agreement, the following:

Medical and dental insurance coverage will be available for Lodin, his spouse and any dependent children, through September 14, 2006, provided Lodin signs up for COBRA, and subject to extension as provided in Section 2 below. Andrx will pay the entire cost of this benefit. In the event that Lodin chooses not to participate in Andrx’s medical and dental insurance coverage via COBRA at any time prior to September 14, 2006 (due to his participation in another employer’s medical and dental plan(s)), following Lodin’s notification to Andrx with at least 10 days notice, Andrx shall pay Lodin the cash equivalent (payable on the first of each month) of the amount Andrx would otherwise have paid for his medical and dental insurance under this section.

All unvested stock options will be fully vested upon Lodin’s acceptance of this Separation Agreement,, but only if the revocation period has expired without Lodin revoking this Separation Agreement. Lodin will be entitled to exercise his stock options (as set forth on the schedule attached hereto as Exhibit A) at any time during the entire remaining period specified in the respective stock option agreement, to which they were issued.

The Restricted Stock Units (RSUs) issued to Lodin on November 29, 2002 (see Exhibit A) will be fully vested upon Lodin’s acceptance of this Separation Agreement,, but only if the Revocation Period has expired without Lodin revoking this Separation Agreement, less the amounts required to satisfy the withholding of applicable income taxes. For those RSUs issued on April 14, 2005, no RSUs will vest.

Unless Internal Revenue Code §280G is later determined to be applicable to the income he receives pursuant to this Separation Agreement, Lodin shall not receive any additional amounts representing a gross-up of any federal, state or local income tax liability arising from any amounts payable pursuant to this Separation Agreement. Lodin shall receive such additional amounts in the event Internal Revenue Code §280G is later determined to be applicable to any income he receives pursuant to this Separation Agreement.

2. Other Consideration. In addition to the consideration in section 1 above and separate from that required in the Employment Agreement, Andrx will (1) pay for medical and dental insurance coverage for Lodin, his spouse and dependent children for the period from September 15, 2006 through March 14, 2007, provided Lodin signs up for such coverage under COBRA, and (2) forward to Lodin any personal correspondence that is addressed to Lodin, including correspondence received on Lodin’s Andrx e-mail account. This latter obligation may be satisfied, at Andrx’s discretion, through a reply message to the sender advising that Lodin is no longer at Andrx, and that Lodin may be reached at a non-business address and phone number designated by Lodin. Lodin acknowledges that he would not be entitled to the consideration in this section but for his signing this Separation Agreement. In the event that Lodin chooses not to participate in Andrx’s medical and dental insurance coverage via COBRA at any time between September 15, 2006 and March 14, 2007 (due to his participation in another employer’s medical and dental plan(s)), following Lodin’s notification to Andrx with at least 10 days notice, Andrx shall pay Lodin the cash equivalent (payable on the first of each month) of the amount Andrx would otherwise have paid for his medical and dental insurance under this section.

3. Confidentiality and Non-Competition Agreement. Lodin agrees that he will abide by the terms of the Confidentiality and Non-Competition Agreement attached hereto as Exhibit B.

4. General Release and Waiver of All Claims. Except for the obligations and promises made by the parties in this Separation Agreement and Andrx’s obligations to indemnify Lodin, whether by statute, its Certificate of Incorporation, by-laws or agreement, Lodin and Andrx (including all Andrx affiliates, subsidiaries and related companies of the foregoing, and all present, past and future directors, officers, employees and agents of such corporations), hereby remise, release, acquit, satisfy and forever discharge each other, of and from all, and any manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, contracts, controversies, agreements, promises, claims, duties, obligations, undertakings, damages, judgments, and demands whatsoever, in law or in equity, which they or their personal representatives, successors, heirs or assigns ever had, now have, hereafter can, shall or may have, against each other, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the effective date of this release, including, but not limited to, all claims or disputes growing out of or in any way connected with Lodin’s employment by Andrx, Lodin’s position as an employee of Andrx, Lodin’s separation of employment from Andrx, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, the Employee Retirement Income Security Act, as amended, the Americans with Disabilities Act, Florida’s Whistleblower law (Florida Statute Section 448.102), the Sarbanes-Oxley Act of 2002, the Florida Human Relations Act, the Broward County Human Rights Act, any federal, state or local discrimination statute or ordinance, breach of contract or public policy, wrongful or retaliatory discharge, defamation, mental anguish, intentional infliction of emotional distress, negligence, breach of written, oral or implied contract, quantum meruit, constructive discharge, personal or business injury, and any claims for compensation which allegedly may be due to Lodin in connection with his employment. Lodin also specifically agrees that Andrx has fully and completely complied with all aspects of his Employment Agreement and that Andrx has no further obligations under that agreement. Nothing in this Separation Agreement shall prohibit Lodin from challenging the validity of this release of clams under the Age Discrimination in Employment Act.

5. No Disparagement. Andrx Executive Management and Lodin agree that they shall at no time engage in any form of conduct or make any statements or representations that disparages or otherwise impair, in a material manner, the reputation, goodwill or commercial interests of Andrx or Lodin, as the case may be.

Nothing in this Separation Agreement shall prohibit or restrict Andrx or Lodin from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in an investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body or Andrx’s designated legal, compliance, or human resources officers; or (iii) filing, testifying, participating or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

6. Return of Property. Lodin represents that all property belonging to Andrx has been returned to Angelo C. Malahias or his designate, except as otherwise agreed to by the parties.

7. Agreement. This Separation Agreement constitutes the entire agreement between the parties and supersedes all prior and/or contemporaneous written or oral agreements between the parties relating to Lodin’s employment (other than the terms or conditions as set forth in the Confidentiality and Non-Competition Agreement attached hereto as Exhibit B). This Separation Agreement may not be modified except by a written document signed by both Lodin and an authorized officer of Andrx.

8. Advice; Revocation. Before signing this Separation Agreement, Lodin has been advised by Andrx of his right to consult with an attorney and has been encouraged to do so. Lodin also acknowledges that he has read this Separation Agreement, that he understands all of its terms, and that he has entered into it of his own free will. Lodin understands that he has up to 21 days to review this Separation Agreement prior to signing it. The parties agree that any material or non-material changes, which may be made in this Separation Agreement after it is initially provided to Lodin, shall not restart the running of this 21 day period. Lodin further understands that he has a period of seven (7) days to revoke this Separation Agreement after he signs this Separation Agreement. Any revocation of this Separation Agreement must be made in writing delivered to the undersigned prior to the expiration of the seven (7) day revocation period. If this Separation Agreement is not accepted or is revoked, Lodin shall not receive the Separation Compensation under this Separation Agreement. This Separation Agreement will become effective and enforceable eight (8) days after Lodin signs it, unless timely revoked in accordance with this section.

9. Continued Cooperation. After Lodin’s Separation Date, he will make himself available to assist Andrx with respect to any issues wherein Andrx considers his knowledge or expertise reasonably beneficial. Andrx will reimburse Lodin for all reasonable out of pocket expenses that he incurs while engaged in such activity. After his Separation Date, Lodin will also cooperate fully with Andrx in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Andrx which relate to events or occurrences that transpired while he was employed by Andrx. Lodin’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Andrx at mutually convenient times. Following his Separation Date, Lodin also shall cooperate fully with Andrx in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while he was employed by Andrx. In connection with his performance of the obligations pursuant to this section, Andrx shall pay for any reasonable out-of-pocket expenses incurred by him and if Lodin is required to spend extensive time, as determined by Lodin in his reasonable discretion, Andrx shall compensate Lodin for such services at the rate to be determined by the parties. The performance by Lodin under this section following his Separation Date shall be subject to his then current employment obligations.

10. County of Venue and Applicable Law. The parties further agree that in the event of a dispute with respect to this Separation Agreement, the county of venue will be Broward County, Florida, and the laws of Florida shall apply. In the event of any litigation or proceeding under this Separation Agreement, except to the extent (and only to the extent) that such litigation or proceeding challenges the validity of the release contained herein under the Age Discrimination in Employment Act, the prevailing party shall be entitled to recover all costs and expenses incurred in such litigation or proceeding, including reasonable attorney’s fees.

11. If any term or provision of this Separation Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, other than the waiver and release provision contained in section 4 above, such finding shall not affect the validity or enforceability of any other term or provision.

Sincerely,

/s/ Thomas P. Rice

Thomas P. Rice
Chief Executive Officer

Agreed to and Accepted on
this 15th day of September, 2005

/s/ Scott Lodin
Scott Lodin